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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

   We consent to the inclusion in this Registration Statement of Fusion Medical Technologies, Inc. on Amendment No. 3 on Form S-1 (File No. 333-72001) of our report dated January 28, 1999, on our audits of the consolidated financial statements of Fusion Medical Technologies, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998. We further consent to incorporation by reference of this consent into a related registration statement that is effective upon filing pursuant to Commission Rule 462(b) under the Securities Act 1933, as amended. We also consent to the references to our Firm under the captions "Experts."

/s/ PricewaterhouseCoopers LLP

San Jose, California
April 1, 1999